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                                                                   Exhibit 2.4FT

                         SECOND AMENDMENT TO AGREEMENT
                                      FOR
                          PURCHASE AND SALE OF ASSETS

     THIS AMENDMENT is made as of the 29th day of April, 1998, by and between XYZ Group Inc., a Wisconsin corporation ("Seller") and Futech Interactive Products, Inc., an Arizona corporation, formerly Futech Educational Products, Inc., an Arizona corporation ("Buyer").

                                R E C I T A L S:

     A. Seller and Buyer entered into an Agreement for Purchase and Sale of Assets, dated October 17, 1997, and amended the same pursuant to an Amendment to Agreement for Purchase and Sale of Assets, dated December 31, 1997 (collectively the "Sale Agreement").

     B. The parties desire to amend the Sale Agreement on the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   T E R M S:

     1. Section 2.1 is hereby deleted in its entirety and replaced with the following:

               2.1 The purchase price for the Assets shall, subject to adjustment as described below, be as follows, and shall be payable as follows:

                    2.1.1 $1,000,000.00 payable in full in cash equivalent at the Closing;

                    2.1.2 6,000,000 shares of Futech Stock (defined below), the agreed value of which is 20 cents per share, for a total $1,200,000.00, to be issued at the time of final payment of the amount due under Section 2.1.3 below;

                    2.1.3 $4,000,000.00 payable in full in cash equivalent on or before the date which is one year after the Closing; provided, however, that if prior to one year after the Closing Buyer receives funds through a Private Placement or a Public Offering, then, to the extent said funds are not used to pay Buyer's bank debt, said funds will be paid to Seller in reduction of the debt owing under this section 2.1.3; and provided further that if the entire $4,000,000.00 is not paid by one year after the Closing, then: (i) interest shall be added to the amount due, calculated on the outstanding balance at the rate of ten percent (10%) per annum from the date of the Closing under paid in full; and (ii) $1,000,000.00 shall be added to the amount payable, as a penalty, and said $1,000,000.00 shall accrue interest at the rate of ten percent (10%) per annum from the date which is one year after the Closing until paid in full. Buyer shall be entitled to offset amounts due from Seller to Buyer against the amount due to Seller under this Section, and the interest and $1,000,000.00 penalty appearing in the preceding sentence shall not apply to the extent of offsets claimed in good faith by Buyer, or to amounts deposited in escrow pending settlement of any disputes between Buyer and Seller over the amount owing under this Section;
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     2.1.4     8,336,670 shares of Futech Stock (defined below), the agreed value of which is 20(cent) per share, for a total $1,667,334.00, to be issued at the time of final payment of the amount due under Section 2.1.3 above;

     2.1.5 $1,332,666.00 of Futech Stock (defined below), valued as of December 31, 1998 if Futech has by that date had an Initial Public Offering, or a Private Placement Offering through an investment banker, and valued at the Closing Value if Futech has not by that date had an Initial Public Offering, or a Private Placement Offering through an investment banker, payable within thirty days after said date if and only if: (i) the "Net Sales" (defined below) of the Business for the calendar year 1998 are at least 115% of the calendar year 1997 Net Sales, and (ii) a "Billings Termination" (defined below) has not occurred prior to said date;

     2.1.6 $500,000.00 of Futech Stock (defined below), valued as of January 1, 1999 if Futech has by that date had an Initial Public Offering, or a Private Placement Offering through an investment banker, and valued at the Closing Value if Futech has not by that date had an Initial Public Offering, or a Private Placement Offering through an investment banker, payable within thirty days after said date if and only if: (i) the "Net Sales of All Futech Entities" (defined below) for the calendar year 1998 are at least 120% of the calendar year 1997 Net Sales of All Futech Entities, and (ii) a "Billings Termination" (defined below) has not occurred prior to said date;

     2.1.7 $500,000.00 of Futech Stock (defined below), valued as of January 1, 2000 if Futech has by that date had an Initial Public Offering, or a Private Placement Offering through an investment banker, and valued at the Closing Value if Futech has not by that date had an Initial Public Offering, or a Private Placement Offering through an investment banker, payable within thirty days after said date if and only if: (i) the "Net Sales of All Futech Entities" (defined below) for the calendar year 1999 are at least 120% of the calendar year 1998 Net Sales of All Futech Entities, and (ii) a "Billings Termination" (defined below) has not occurred prior to said date.

     The term "Futech Stock" as used herein means the common stock of Buyer (or Buyer's successor), subject to all of the terms and restrictions generally applying to said stock. Said stock shall be unregistered stock subject to all restrictions required by law, and subject to such reasonable restrictions as are required by Buyer's underwriter, and will be stock subject to a Registration Rights Agreement in the form of Exhibit "F" attached hereto and hereby made a part hereof. At Buyer's election, Buyer may substitute cash or cash equivalent for Futech Stock under Sections 2.1.2, and 2.1.4 through 2.1.7 above.

     The term "Net Sales" as used herein shall mean gross sales of the Business, minus only returns and allowances.

     The term "Net Sales of All Futech Entities" as used herein shall mean gross sales, minus only returns and allowances, of Buyer and any successor of Buyer, including all subsidiaries thereof.



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                    The term "Billings Termination" shall mean voluntary
               termination by Gary Roy ("Joe") Billings (hereinafter "Billings") of his employment with Buyer, or if Billings is or becomes no longer able to render employment services to Buyer as a result of his death, disability or other cause, or if Billings breaches his obligations to Buyer under the Employment Agreement in the form of Exhibit "A" attached hereto or the Confidentiality Agreement in the form of Exhibit "B" attached hereto.

     2. Seller shall no longer have an obligation to reimburse Buyer for auditor and accountant fees and costs saved (as called for in Section 6.4).

     3.   Notwithstanding the language appearing in the last paragraph of
Section 8.3, $100,000.00 will not be held out of the sales price at the Closing, but Buyer will have a right of offset against deferred balance of the purchase price for differences between Pre-Closing figures and actual Closing figures.

     4. The first sentence of Section 8.1 is hereby deleted in its entirety and replaced with the following:

          The closing of the Transaction (the "Closing") shall occur simultaneously with the closing of Buyer's financing acceptable to Buyer, on a date prior to May 15, 1998 selected by Buyer.

     5. Any funds deposited by Buyer under Section 8.2, and any interest earned thereon, shall be applied against the purchase price payable by Buyer hereunder.

     6. Except as expressly called for in this Amendment, the Sale Agreement continues unmodified and in full force and effect.

     7. This Amendment may be executed by the parties in one or more counterparts, and any number of counterparts signed in the aggregate by the parties shall constitute a single instrument. The parties authorize and agree to accept facsimile signatures in counterparts to this Agreement, and that said facsimile signatures shall for all purposes be binding upon the parties as if the same were originals.

                    SELLER:        XYZ Group Inc., a Wisconsin corporation


                                   By /s/ Gary Roy Billings
                                      ------------------------------------------
                                      Gary Roy ("Joe") Billings, President



                    BUYER: Futech Interactive Products, Inc., an Arizona corporation, formerly Futech Educational Products, Inc., an Arizona corporation


                                   By /s/ Vincent W. Goett
                                      ------------------------------------------
                                      Vincent W. Goett, CEO


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